Exhibit 99.1

CONTACT:	Thomas M. Kitchen Stewart Enterprises, Inc. 1333 S. Clearview Parkway Jefferson, LA 70121 504-729-1400	FOR IMMEDIATE RELEASE
STEWART ENTERPRISES REPORTS INCREASE IN EARNINGS
AND CASH FLOW FOR THE FIRST FISCAL QUARTER OF 2006

NEW ORLEANS, LA, March 13, 2006 . . . Stewart Enterprises, Inc. (Nasdaq NMS: STEIE) reported today its results for the first quarter of fiscal 2006, with increases in earnings and cash flow compared to the first quarter of fiscal 2005.
For the quarter ended January 31, 2006, the Company reported net earnings of $8.4 million, or $.08 per diluted share, compared to a net loss of $145.3 million, or $1.33 per diluted share, for the first quarter of fiscal 2005. The first quarters of 2006 and 2005 were affected by the items reflected in the reconciliation below. After adjusting the first quarters of 2006 and 2005 for these items, the Company’s adjusted earnings from continuing operations would have been $10.0 million, or $.09 per diluted share, in the first quarter of 2006 compared to $8.3 million, or $.08 per diluted share, in the first quarter of 2005.
Kenneth C. Budde, Chief Executive Officer, stated, “We have achieved solid results during the first quarter of fiscal 2006, including increases in cash flow, gross profit and earnings. We experienced increases in the number of same-store funeral calls, the average revenue per same-store funeral call, and preneed sales, each of which represents an integral part of our long-term business strategy for organic growth. We also experienced a significant reduction in interest expense. Including the Louisiana properties affected by Hurricane Katrina, we achieved an increase in the number of services performed by our same-store funeral businesses of 2.4 percent, an increase in our cemetery property sales of 10 percent, and an increase in our preneed funeral sales of 9 percent during the first quarter of 2006 compared to the first quarter of 2005. These results exceeded our 2006 goal to grow same-store funeral calls up to 2 percent and are at the high end of our 2006 goal to grow preneed property and funeral sales by 5 to 10 percent. We believe that these strong results reflect the successful execution of our strategic plan, which focuses on putting people first, — customers and employees — expanding our product and service offerings to the cremation consumer, and marketing additional products and services to our existing customer-base. Additionally, we believe that our funeral home incentive compensation program, which was implemented during the first quarter of last year, continues to foster a sense of ownership in our funeral homes.”

A reconciliation of the Company’s net earnings (loss) to adjusted earnings from continuing operations is provided in the following table. The Company believes that adjusted earnings from continuing operations is a useful measure for providing additional insight into the Company’s operating performance as it eliminates the effects of certain items that are not comparable from one period to the next.
Adjusted Earnings from Continuing Operations
(reconciliation of non-GAAP financial measure)
(all items are net of income taxes)

	Three Months Ended
	January 31,
	2006		2005
	millions	per share	millions	per share
Consolidated net earnings (loss)	$8.4	$0.08	$(145.3)	$(1.33)
Subtract: Earnings from discontinued operations	—	—	(0.5)	—
Add: Cumulative effect of change in accounting principle for preneed selling costs	—	—	153.2	1.40

Earnings from continuing operations	$8.4	$0.08	$7.4	$0.07
Add: Stock option expense	0.3	—	—	—
Add: Hurricane related charges, net	1.6	0.01	—	—
Subtract: Gains on dispositions, net of impairment losses	(0.3)	—	(0.8)	(0.01)
Add: Loss on early extinguishment of debt	—	—	1.7	0.02

Adjusted earnings from continuing operations	$10.0	$0.09	$8.3	$0.08

Revenue from continuing operations increased $4.1 million for the first quarter of fiscal 2006 compared to the first quarter of fiscal 2005. Funeral revenue increased $2.1 million to $71.8 million, due primarily to the increase in the number of families served by same-store funeral homes during the first quarter and an increase in the average revenue per funeral service performed. Cemetery revenue increased $2.0 million to $54.8 million for the first quarter of 2006. The increase in cemetery revenue was due primarily to an increase in cemetery property sales and an increase in perpetual care trust earnings, which was partially offset by a decrease in revenue associated with the construction of cemetery projects during the quarter. Revenue related to cemetery property prior to its construction is recognized on a percentage of completion method of accounting as construction occurs.
Excluding the three Louisiana funeral homes affected by Hurricane Katrina, the Company’s same-store funeral operations achieved an increase in the number of families served of 3.3 percent, an increase in average revenue per traditional funeral service of 4.4 percent and an increase in the average revenue per cremation service of 0.9 percent for the first quarter of fiscal 2006. The increase in the average revenue per traditional funeral service was offset by an increase in the proportion of lower-priced non-traditional funeral services, including cremations, which experienced a smaller increase in average revenue than the traditional services, resulting in an overall increase in the average revenue per funeral service for the quarter of 1.7 percent.

Including the Louisiana funeral homes, the Company’s same-store funeral operations achieved an increase in the number of families served of 2.4 percent, an increase in average revenue per traditional funeral service of 4.1 percent and an increase in the average revenue per cremation service of 0.2 percent for the first quarter of fiscal 2006. The increase in the average revenue per traditional funeral service was offset by an increase in the proportion of lower-priced non-traditional funeral services, including cremations, which experienced a smaller increase in average revenue than the traditional services, resulting in an overall increase in the average revenue per funeral service for the quarter of 1.3 percent.
Total gross profit increased $1.9 million in the first quarter of fiscal 2006 to $29.1 million, driven by an increase in cemetery gross profit resulting from the increase in cemetery revenue described above. Funeral gross profit remained flat at $17.8 million in the first quarter of fiscal 2006 when compared to the first quarter of fiscal 2005.
Mr. Budde commented, “In our efforts to focus on customer service and in anticipation of growing our same-store funeral calls up to 2 percent in fiscal year 2006, we increased our staffing in funeral operations during the first quarter. Additionally, as a result of the 9 percent increase in preneed funeral sales, the investment in preneed selling costs during the quarter placed some downward pressure on funeral gross profit, as these preneed selling costs are expensed as incurred. The increased preneed funeral sales are deferred into our backlog until the products and services are delivered.”
Adjusted earnings from continuing operations increased $1.7 million to $10.0 million for the first quarter of fiscal 2006 compared to $8.3 million for the first quarter of fiscal 2005, primarily due to the increase in gross profit. In addition, there was a decline in interest expense of $2.9 million, which was offset by an increase in corporate general and administrative expenses. The increase in corporate general and administrative expenses was due principally to increased professional fees of $2.3 million. Increased professional fees resulted primarily from the Company’s Sarbanes-Oxley Section 404 compliance effort, increased legal and professional fees relating in part to class action lawsuits and the increased work performed during the first quarter pertaining to SEC filings and the deferred revenue project.
Cash flow from operations for the first quarter of fiscal 2006 was $27.3 million, and free cash flow was $23.0 million. (See tables under “Reconciliation of Non-GAAP Financial Measures.”) During the first quarter of fiscal 2005, the Company reported net cash used in operating activities of $1.9 million, and negative free cash flow of $5.1 million.
The increase in cash flow during the first quarter is due in part to: 1) cash inflows of $11 million for extraordinary trust withdrawals associated with the deferred revenue project, 2) the timing of interest payments, and 3) the timing of customer collections. Prior to the debt refinancing in February 2005, the Company made interest payments in January and July of each year, or during the Company’s first and third quarters. Upon the refinancing of the senior notes in February 2005, the Company makes interest payments in February and August, or during the Company’s second and fourth quarters. The timing of interest payments accounts for approximately $14 million of the increase in cash flow during the first quarter of 2006. Additionally, cash flow in the first quarter of 2006 was positively impacted by an increase in customer collections during the quarter, following the delay in collections processing during the fourth quarter of 2005 due to Hurricane Katrina. These increases in cash flow were partially offset by $2.1 million of cash outflows in excess of insurance proceeds received related to Hurricane Katrina. The timing of receipt of insurance proceeds is not in line with the timing of cash spending related to Hurricane Katrina.
As of March 8, 2006, the Company had outstanding debt of $409.1 million and cash on hand of approximately $70.1 million, or net debt of $339.0 million. Subsequent to the end of the quarter, the Company resumed its stock repurchase program, and has approximately $21 million available for future repurchases under its current stock repurchase program.
Mr. Budde concluded, “We are pleased to report these strong operating and financial results for the first quarter. By continuing to execute our strategic plan and maintaining our focus on employees and customers, we are well positioned to deliver stable, sustainable results over the long-term. We are proud of our accomplishments and appreciate the confidence and support of our employees, customers, and shareholders.”
First Quarter Results From Continuing Operations
FUNERAL
•	Funeral revenue increased $2.1 million to $71.8 million, due to an increase in the number of same-store funeral services performed and an increase in the average revenue per same-store funeral service performed.

•	Including the Louisiana funeral homes affected by Hurricane Katrina in the comparison of same-store funeral operations, the number of families served increased 2.4 percent.

•	Excluding the Louisiana funeral homes from the same-store comparison, funeral operations achieved a 3.3 percent increase in the number of families served.

•	Including the Louisiana funeral homes, the Company’s same-store funeral operations achieved a 4.1 percent increase in the average revenue per traditional funeral service and a 0.2 percent increase in the average revenue per cremation service.

•	Excluding the Louisiana funeral homes, same-store funeral operations achieved an increase of 4.4 percent in average revenue per traditional funeral service and a 0.9 percent increase in the average revenue per cremation service.

•	The increase in the average revenue per traditional funeral service was offset by an increase in the proportion of lower-priced non-traditional funeral services, including cremations, which experienced a smaller increase in average revenue than the traditional services, resulting in an overall increase in the average revenue per funeral service for the quarter of 1.7 percent excluding the Louisiana funeral homes, or 1.3 percent including the Louisiana funeral homes.

•	Including the Louisiana funeral homes, the cremation rate for the Company’s same-store businesses was 38.7 percent for the first quarter of 2006 compared to 37.0 percent for the first quarter of 2005.

•	The funeral margin decreased 70 basis points to 24.8 percent compared to 25.5 percent for the same period in 2005, primarily due to an increase in funeral home staffing levels and an increase in preneed selling costs. Consistent with the Company’s efforts to focus on customer service and in anticipation of growing same-store funeral calls up to 2 percent in fiscal year 2006, the Company increased staffing levels in funeral operations during the first quarter. Additionally, as a result of the 9 percent increase in preneed funeral sales, the investment in preneed selling costs during the quarter placed some downward pressure on funeral gross profit, as these preneed selling costs are expensed as incurred. The increased preneed funeral sales are deferred into the backlog until the products and services are delivered.

CEMETERY
•	Cemetery revenue increased $2.0 million to $54.8 million due primarily to the 10 percent increase in cemetery property sales and an increase in revenue from perpetual care trust earnings, which was offset by a decrease in revenue associated with the construction of cemetery projects during the quarter. Revenue related to cemetery property prior to its construction is recognized on a percentage of completion method of accounting as construction occurs.

•	The Company realized an annualized average return, excluding unrealized gains and losses, of 4.9 percent in its perpetual care trust funds during the first quarter of 2006 compared to 3.8 percent in the comparable period of 2005.

•	The cemetery margin increased 280 basis points to 20.6 percent compared to 17.8 percent for the same period in 2005, due primarily to the increase in property sales and perpetual care trust earnings.
OTHER
•	Corporate general and administrative expenses increased $3.0 million to $7.2 million due primarily to increased professional fees of $2.3 million and $0.4 million ($.3 million after tax) in stock option expense as a result of the implementation of FASB Statement No. 123R “Share-Based Payment”, (“SFAS No. 123R”) on November 1, 2005. Based on current grants, the Company expects to incur approximately $1.7 million in stock option expense for fiscal year 2006. Increased professional fees resulted primarily from the Company’s Sarbanes-Oxley Section 404 compliance effort, increased legal and professional fees relating in part to class action lawsuits and the increased work performed during the first quarter pertaining to SEC filings and the deferred revenue project. Although the Company expects professional fees in fiscal year 2006 to be significantly greater than fiscal year 2005, it does not expect to sustain the level of professional fees it incurred in the first quarter of 2006.

•	The Company recorded hurricane related charges of $2.6 million ($1.6 million after tax, or $.01 per diluted share) during the quarter, net of insurance proceeds. The Company believes that a significant portion of the loss it experienced may be covered by insurance. When the Company and its insurance carriers agree on the final amount of the insurance proceeds the Company is entitled to, the Company will record any related gain at that time.

•	Other operating income, net, increased $0.7 million to $0.9 million during the first quarter of 2006. The increase was primarily due to a gain related to the sale of undeveloped cemetery land in the first quarter of 2006.

•	Interest expense decreased $2.9 million to $7.5 million during the first quarter of 2006 due to a $1.4 million decrease in the average debt outstanding during the quarter and a 259 basis-point decrease in the average interest rate for the period.

•	During the first quarter of fiscal 2005, the Company completed the refinancing of its senior secured credit facility, and recorded a charge for early extinguishment of debt of $2.7 million ($1.7 million after tax, or $.02 per diluted share).

•	Due to the change in the Company’s method of accounting for preneed selling costs related to preneed funeral and cemetery sales, effective November 1, 2004, the Company no longer amortizes these costs, but rather expenses them as incurred. In the first quarter of fiscal 2005, the Company recorded the cumulative effect of a change in accounting principle of $153.2 million, net of tax, for the change in accounting for preneed selling costs.

•	The effective tax rate was 36.8 percent in the first quarter of 2006 compared to 34.2 percent in the first quarter of 2005. The effective tax rate is expected to be approximately 37 percent for fiscal year 2006.
Depreciation and Amortization
•	Depreciation and amortization from continuing operations and total operations was $5.2 million in the first quarter of 2006 compared to $5.3 million in the first quarter of 2005.

Cash Flow Results and Debt for Total Operations
•	Cash flow from operations for the first quarter of fiscal 2006 was $27.3 million, and free cash flow was $23.0 million. (See tables under “Reconciliation of Non-GAAP Financial Measures.”) During the first quarter of fiscal 2005, the Company reported net cash used in operating activities of $1.9 million, and negative free cash flow of $5.1 million.

•	The increase in cash flow during the first quarter is due in part to: 1) cash inflows of $11 million for extraordinary trust withdrawals associated with the deferred revenue project, 2) the timing of interest payments, and 3) the timing of customer collections. Prior to the debt refinancing in February 2005, the Company made interest payments in January and July of each year, or during the Company’s first and third quarters. Upon the refinancing of the senior notes in February 2005, the Company makes interest payments in February and August, or during the Company’s second and fourth quarters. The timing of interest payments accounts for approximately $14 million of the increase in cash flow during the first quarter of 2006. Additionally, cash flow in the first quarter of 2006 was positively impacted by an increase in customer collections during the quarter, following the delay in collections processing during the fourth quarter of 2005 due to Hurricane Katrina. These increases in cash flow were partially offset by $2.1 million of cash outflows in excess of insurance proceeds received related to Hurricane Katrina. The timing of receipt of insurance proceeds is not in line with the timing of cash spending related to Hurricane Katrina.

•	During the first quarter of 2006, the Company did not repurchase stock due to the delay in the filing of its SEC reports. Subsequent to the end of the quarter, the Company resumed its stock repurchase program, and has approximately $21 million available for future repurchases under its current stock repurchase program.

•	During the first quarter of 2006, the Company’s Board declared, and the Company paid, $2.7 million in dividends.

•	As of March 8, 2006, the Company had outstanding debt of $409.1 million and cash on hand of $70.1 million, or net debt of $339.0 million.
Trust Performance
The following returns include realized and unrealized gains and losses:
•	For the last twelve months ended January 31, 2006, the Company’s preneed funeral and merchandise trust funds experienced a total return of 7.4 percent, and its perpetual care trust funds experienced a total return of 4.1 percent.

•	For the twelve months ended January 31, 2005, the Company’s preneed funeral and merchandise trust funds experienced a total return of 2.7 percent, and its perpetual care trust funds experienced a total return of 3.7 percent.

•	For the last three years ended January 31, 2006, the Company’s preneed funeral and merchandise trust funds experienced a total return of 10.2 percent, and its perpetual care trust funds experienced a total return of 8.4 percent.
Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 230 funeral homes and 144 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.
Stewart Enterprises, Inc. will host its quarterly conference call for investors to discuss first quarter results today at 10 a.m. Central Standard Time. The teleconference dial-in number is 800-811-0667. To participate, please call the number at least 15 minutes prior to the call. If you are calling from outside the United States, the dial-in number is 913-981-4901. A replay of the call will be available by dialing 888-203-1112 (from within the continental United States) or 719-457-0820 (from outside the continental United States), and using pass code 4845999 until March 27, 2006, midnight Central Standard Time. Interested parties will also have the opportunity to listen to the live conference call via the Internet through Stewart Enterprises’ website http://www.stewartenterprises.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay will be available at this website shortly following the conference call and will be available at the website until April 13, 2006.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended
	January 31,
	2006	2005
Revenues:
Funeral	$71,789	$69,716
Cemetery	54,816	52,852

Total revenues	126,605	122,568

Costs and expenses:
Funeral	53,973	51,918
Cemetery	43,553	43,408

Total costs and expenses	97,526	95,326

Gross profit	29,079	27,242
Corporate general and administrative expenses	(7,219)	(4,216)
Hurricane related charges, net	(2,638)	—
Separation charges	(154)	—
Gains on dispositions, net of impairment losses	298	878
Other operating income, net	978	239

Operating earnings	20,344	24,143
Interest expense	(7,528)	(10,376)
Loss on early extinguishment of debt	—	(2,651)
Investment and other income, net	468	108

Earnings from continuing operations before income taxes	13,284	11,224
Income taxes	4,895	3,835

Earnings from continuing operations	8,389	7,389
Discontinued operations:
Earnings from discontinued operations before income taxes	—	530
Income taxes	—	16

Earnings from discontinued operations	—	514

Earnings before cumulative effect of change in accounting principle	8,389	7,903
Cumulative effect of change in accounting principle (net of $101,061 income tax benefit)	—	(153,180)

Net earnings (loss)	$8,389	$(145,277)

Basic earnings (loss) per common share:
Earnings from continuing operations before cumulative effect of change in accounting principle	$0.08	$0.07
Earnings from discontinued operations	—	—
Cumulative effect of change in accounting principle	—	(1.40)

Net earnings (loss)	$0.08	$(1.33)

Diluted earnings (loss) per common share:
Earnings from continuing operations before cumulative effect of change in accounting principle	$0.08	$0.07
Earnings from discontinued operations	—	—
Cumulative effect of change in accounting principle	—	(1.40)

Net earnings (loss)	$0.08	$(1.33)

Weighted average common shares outstanding (in thousands):
Basic	108,504	109,087

Diluted	108,522	109,450

Dividends declared per common share	$0.025	$—

Certain reclassifications have been made to the 2005 consolidated statement of earnings in order for these periods to be comparable. These reclassifications had no effect on net earnings.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED JANUARY 31, 2006 AND 2005
(Unaudited)
The Company uses adjusted EBITDA from continuing operations and free cash flow as financial measures. These financial measures are not in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and are intended to supplement, rather than replace or supersede, any information presented in accordance with GAAP. The reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure is presented below and is also available through Stewart Enterprises’ website at www.stewartenterprises.com in the investor information section.
EBITDA is defined as earnings plus depreciation, amortization, interest expense and income taxes from continuing operations. In the first quarter of 2006, the Company recorded hurricane related charges of $2.6 million, gains on dispositions, net of impairment losses, of $0.3 million, stock option expense of $0.4 million and separation charges of $0.2 million, which are included in EBITDA from continuing operations presented below. In the first quarter of 2005, the Company recorded a charge of $2.7 million for early extinguishment of debt, and gains on dispositions, net of impairment losses, of $0.9 million, which are included in EBITDA from continuing operations presented below. Adjusted EBITDA from continuing operations, which excludes the items discussed above, is also provided below. EBITDA margins are calculated by dividing adjusted EBITDA from continuing operations by revenue from continuing operations.
Management believes that adjusted EBITDA is a useful measure for providing additional insight into the Company’s operating performance as it eliminates the effects of certain items that are not comparable from one period to the next. Management believes that adjusted EBITDA is used by investors and lenders to compare the Company’s performance with prior periods; the Company’s presentation of adjusted EBITDA herein is consistent with the calculation of adjusted EBITDA as presented by the Company in the past. Due to the Company’s significant cash investment in preneed activity, management does not view adjusted EBITDA as a measure of the Company’s cash flow. Investors should be aware that adjusted EBITDA may not be comparable to similarly titled measures presented by other companies. The following tables provide reconciliations between net earnings (the GAAP financial measure that the Company believes is most directly comparable to adjusted EBITDA) and adjusted EBITDA from continuing operations for the three months ended January 31, 2006 and 2005:
Adjusted EBITDA from Continuing Operations

	Three Months Ended
	January 31,
(Dollars in millions)	2006	2005
Consolidated net earnings (loss)	$8.4	$(145.3)
Subtract: Earnings from discontinued operations	—	(0.5)
Add: Cumulative effect of change in accounting principle	—	153.2

Earnings from continuing operations	$8.4	$7.4
Add: Depreciation from continuing operations	5.2	5.3
Add: Interest expense	7.5	10.4
Add: Income taxes from continuing operations	4.9	3.8

EBITDA from continuing operations	$26.0	$26.9
Add: Stock option expense	0.4	—
Add: Separation charges	0.2	—
Subtract: Gains on dispositions, net of impairment losses	(0.3)	(0.9)
Add: Hurricane related charges, net	2.6	—
Add: Loss on early extinguishment of debt	—	2.7

Adjusted EBITDA from continuing operations	$28.9	$28.7

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED JANUARY 31, 2006 AND 2005
(Unaudited)
     Free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures. Recurring free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures and items not expected to recur. Management believes that free cash flow and recurring free cash flow are useful measures of the Company’s ability to repay debt, make strategic investments, repurchase stock or pay dividends (subject to the restrictions in its debt agreements). The following table provides a reconciliation between net cash provided by (used in) operating activities (the GAAP financial measure that the Company believes is most directly comparable to free cash flow and recurring free cash flow) and free cash flow and between net cash provided by (used in) operating activities and recurring free cash flow for the three months ended January 31, 2006 and 2005:
Free Cash Flow

	Three Months Ended
	January 31,
(Dollars in millions)	2006	2005
Net cash provided by (used in) operating activities	$27.3	$(1.9)
Less: Maintenance capital expenditures	(4.3)	(3.2)

Free cash flow	$23.0	$(5.1)

Net cash provided by (used in) operating activities	$27.3	$(1.9)
Less: Extraordinary trust withdrawals(1)	(11.0)	—
Add: Cash outflows in excess of insurance proceeds received related to Hurricane Katrina	2.1	—

Adjusted cash provided by (used in) operating activities	$18.4	$(1.9)
Less: Maintenance capital expenditures	(4.3)	(3.2)

Recurring free cash flow	$14.1	$(5.1)

(1)	Represents cash inflows for cash withdrawn from trusts during the deferred revenue project that relates to services and merchandise delivered in prior periods.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CAUTIONARY STATEMENTS
This press release includes forward-looking statements that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “project,” “will” and similar expressions. These forward-looking statements rely on assumptions, estimates and predictions that could be inaccurate and that are subject to risks and uncertainties that could cause actual results to differ materially from our goals or forecasts. These risks and uncertainties include, but are not limited to:
•	effects of the material weaknesses in our internal controls over financial reporting;

•	the impact of delisting proceedings by the NASDAQ Stock Market;

•	effects of increases in the interest rate payable on our 6.25 percent senior notes resulting from the delay in the filing of our SEC reports and the uncertainty of when the increases will be reduced;

•	the effect of hurricanes on our businesses, including the uncertainty of the profitability of our Louisiana businesses in the future and the amount and timing of any potential additional insurance recoveries;

•	effects on earnings and cash flow of increased costs;

•	effects of changes in the number of deaths in our markets on revenues;

•	our ability to respond effectively to changing consumer preferences;

•	effects on our trust fund and escrow accounts of changes in stock and bond prices and interest and dividend rates;

•	effects on cash flow as a result of preneed sales; effects on our market share, prices, revenues and margins of intensified price competition or improved advertising and marketing by competitors, including low-cost casket providers and increased offerings of products or services over the Internet;

•	effects on preneed sales of changes made to contract terms, sales force compensation, or a weakening economy;

•	our ability to generate sufficient cash to service our debt and effects of increases in interest rates on our variable-rate long-term debt;

•	effects of covenant restrictions under our senior secured credit facility on our flexibility in operating our business;

•	our ability to pay future dividends on our common stock;

•	outcomes and effects of pending lawsuits and proceedings against us;

•	effects of changes in accounting principles on our reported results;

•	effects of increasing numbers of cremations on our revenues and market share;

•	effects of changes in revenue on our cash flow and profits;

•	effects of regulatory and legal changes on our costs and cash flow;
and other risks and uncertainties described in our Form 10-K for the year-ended October 31, 2005 and our other filings with the SEC. We disclaim any obligation or intent to update or revise any forward-looking statements in order to reflect events or circumstances after the date of this release.